United States securities and exchange commission logo





                        October 10, 2023

       Dava Ritchea
       Chief Financial Officer
       Sculptor Capital Management, Inc.
       9 West 57th Street
       New York, New York 10019

                                                        Re: Sculptor Capital
Management, Inc.
                                                            Revised Preliminary
Proxy on Schedule 14A
                                                            Filed October 5,
2023
                                                            File No. 001-33805

       Dear Dava Ritchea:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Finance